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                                                                       EXHIBIT 4

NATIONWIDE LIFE INSURANCE COMPANY
(Hereinafter called the Company)
One Nationwide Plaza, Columbus, Ohio 43215
P.O. BOX 182021, COLUMBUS, OHIO 43218-2021
1-800-848-6331 (for any inquiries)


NATIONWIDE LIFE INSURANCE COMPANY will make annuity payments to the Annuitant starting on the Annuitization Date, as set forth in the Contract.

This Contract is provided in return for the Purchase Payments made as required in the Contract.

RIGHT TO EXAMINE

TO BE SURE THAT THE CONTRACT OWNER IS SATISFIED WITH THIS CONTRACT, THE CONTRACT OWNER HAS THE "RIGHT TO EXAMINE" THE CONTRACT. WITHIN TEN DAYS OF THE DAY THE CONTRACT IS RECEIVED BY THE CONTRACT OWNER, IT MAY BE RETURNED TO THE HOME OFFICE OF THE COMPANY OR THE AGENT THROUGH WHOM IT WAS PURCHASED. WHEN THE CONTRACT IS RECEIVED AT THE HOME OFFICE, THE COMPANY WILL VOID THE CONTRACT AS THOUGH IT HAD NEVER BEEN IN FORCE AND THE CONTRACT VALUE WILL BE REFUNDED IN FULL.

FOR IRAS, IF THE CONTRACT OWNER RETURNS THE CONTRACT WITHIN THE "RIGHT TO EXAMINE" PERIOD, THE COMPANY WILL RETURN THE PURCHASE PAYMENT.

Executed for the Company on the Date of Issue.

            [/s/ Patricia R. Hatler            /s/ Joseph J. Gasper]
                 Secretary                         President


                          READ YOUR CONTRACT CAREFULLY

         Individual Flexible Purchase Payment Deferred Variable Annuity,
                               Non-Participating

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER CONTRACT VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, OR WHEN SUBJECT TO A MARKET VALUE ADJUSTMENT, ARE VARIABLE, MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE FLUCTUATIONS IN THE NET INVESTMENT FACTOR OR APPLICATION OF A MARKET VALUE ADJUSTMENT, AS APPLICABLE, AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

             NOTICE - The details of the variable provisions in the
                Contract may be found on Pages 9, 13, 14 and 29.

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                                    CONTENTS

DATA PAGE..............................................................INSERT

CONTENTS....................................................................2

DEFINITIONS.................................................................4

GENERAL PROVISIONS..........................................................8
     Entire Contract
     Non-Participating
     Incontestability
     Contract Settlement
     Evidence of Survival
     Alteration or Modification
     Assignment
     Protection of Proceeds
     Misstatement of Age or Sex
     Reports
     Number

DEDUCTIONS AND CHARGES PROVISIONS...........................................9
     Contract Maintenance Charge
     Variable Account Charge
     Deduction for Premium Taxes

OWNERSHIP PROVISIONS.......................................................10
     Contract Ownership
     Joint Ownership
     Contingent Ownership
     Annuitant
     Contingent Annuitant
     Beneficiary
     Changes of Parties Named in the Contract

ACCUMULATION PROVISIONS....................................................12
     Purchase Payments
     Allocation of Purchase Payments
     Fixed Account Provisions
     Variable Account Provisions
     Accumulation Unit Value
     Valuation of Underlying Mutual Fund Shares
     Substitution of Underlying Mutual Fund Shares
     Net Investment Factor
     Guaranteed Term Options (GTOs)
     Market Value Adjustment (MVA) Formula



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TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS..........................17
     Transfers
     Surrenders
     Restrictions on Surrenders for Certain Qualified Plans, TSAs, and IRAs Surrender Value
     Suspension or Delay of Surrender
     Contingent Deferred Sales Charge (CDSC)
     Withdrawals Without CDSC
     Systematic Withdrawals

LOAN PROVISION.............................................................22

REQUIRED DISTRIBUTION PROVISIONS...........................................22
     Required Distribution-Non-Qualified Contracts
     Required Distribution-TSAs, IRAs, and Contracts Issued under
     Qualified Plans

DEATH PROVISIONS..........................................................25
     Death of Contract Owner
     Death of Contract Owner/Annuitant
     Death of Annuitant
     Death Benefit Payment
     Death Benefit

DEATH BENEFIT PROVISIONS..................................................26
     Standard Death Benefit
     Earnings Enhancement

ANNUITIZATION PROVISIONS..................................................27
     Annuity Commencement Date
     Change of Annuity Commencement Date and Annuity Payment Option
     Annuitization
     Guaranteed Annuitization Value
     Fixed Payment Annuity-First and Subsequent Payments
     Variable Payment Annuity-First Payment
     Variable Payment Annuity-Subsequent Payments
     Annuity Unit Value
     Frequency and Amount of Payments

ANNUITY PAYMENT OPTIONS PROVISIONS........................................30
     Selection of Annuity Payment Option
     Life Annuity
     Joint and Survivor Annuity
     Life Annuity With 120 or 240 Monthly Payments Guaranteed
     Any Other Option
     Supplementary Agreement

TABLES....................................................................32



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DEFINITIONS
-----------

ACCUMULATION UNIT - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

ANNUITANT - The person upon whose continuation of life any annuity payments involving life contingencies depends.

ANNUITIZATION - The period during which annuity payments are received by the Annuitant.

ANNUITIZATION DATE - The date the annuity payments actually commence.

ANNUITY COMMENCEMENT DATE - The date on which annuity payments are scheduled to commence.

ANNUITY PAYMENT OPTION - The chosen form of annuity payments. Several options are available under the Contract.

ANNUITY UNIT - An accounting unit of measure used to calculate the value of variable annuity payments.

BENEFICIARY - The person designated to receive certain benefits under the Contract upon the death of the Annuitant, if there is no surviving Joint Owner, prior to the Annuitization Date.

CHARITABLE REMAINDER TRUST (CRT) - A charitable remainder annuity trust or a charitable remainder unitrust as those terms are defined in Section 664 of the Code.

CODE - The Internal Revenue Code of 1986, as amended.

COMPANY - Nationwide Life Insurance Company.

CONSTANT MATURITY TREASURY RATE(S) OR CMT RATE(S) - Interest rate quotations for 1, 2, 3, 5, 7 and 10 years published by the Federal Reserve Board on a regular basis. The Company uses CMT Rates in its Market Value Adjustment (MVA) Formula because they represent a readily available and consistently reliable interest rate benchmark in financial markets.

CONTINGENT ANNUITANT - The Contingent Annuitant may be the recipient of certain rights or benefits under the Contract when the Annuitant dies before the Annuitization Date.

CONTINGENT BENEFICIARY - The person or entity designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

CONTINGENT OWNER - A Contingent Owner succeeds to the rights of a Contract Owner upon the Contract Owner's death before Annuitization if there is no Joint Owner.

CONTRACT - The document which describes a Contract Owner's rights and benefits.

CONTRACT ANNIVERSARY - Commencing with the Date of Issue, each recurring 12 month anniversary date during the life of the Contract.


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CONTRACT OWNER(S) - The person who possesses all rights under the Contract, including the right to designate and change parties named in the Contract, Annuity Payment Option, and the Annuity Commencement Date.

CONTRACT VALUE - With respect to a Contract, the sum of the value of all Accumulation Units, plus any amount attributable to the Fixed Account, plus any amount held under a Guaranteed Term Option (GTO) which may be subject to a MVA.

CONTRACT YEAR - Each year the Contract remains in force commencing with the Date of Issue.

DATE OF ISSUE - The date the first Purchase Payment is applied to the Contract.

DEATH BENEFIT - The benefit that is payable upon the death of the Annuitant, unless a Contingent Annuitant has been named. If the Annuitant dies after the Annuitization Date, any benefit that may be payable shall be as specified in the Annuity Payment Option elected.

DISTRIBUTION - Any payment of part or all of a Contract Owner's Contract Value.

FIXED ACCOUNT - The portion of the Contract which is held under the general account of the Company.

FIXED PAYMENT ANNUITY - An annuity providing for payments, which are guaranteed by the Company as to dollar amount during Annuitization.

GUARANTEED TERM - The 3, 5, 7 or 10 year period corresponding respectively to a 3, 5, 7 or 10 year Guaranteed Term Option (GTO). Because every Guaranteed Term will end on the last day of a calendar quarter, the Guaranteed Term may last for up to 3 months beyond the 3, 5, 7 or 10 year anniversary of the allocation to the Guaranteed Term Option (GTO).

GUARANTEED TERM OPTION (GTO) - A funding option offered under the Contract which provides a guaranteed interest rate (the Specified Interest Rate), paid over certain maturity duration's (the Guaranteed Term), so long as certain conditions are met.

HOSPITAL - A state licensed facility which is: operated as a Hospital according to the law of the jurisdiction in which it is located; operates primarily for the care and treatment of sick or injured persons as inpatients; provides continuous 24 hours a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N); is supervised by a staff of physicians; and has medical, diagnostic, and major surgical facilities or has access to such facilities on a prearranged basis.

HOME OFFICE - The main office of the Company located in Columbus, Ohio.

INDIVIDUAL RETIREMENT ANNUITY (IRA) - An annuity which qualifies for favorable tax treatment under Section 408 of the Internal Revenue Code which is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries. This does not include Roth IRA - see definition for Roth IRA.

INTEREST RATE GUARANTEE PERIOD - The interval of time during which an interest rate credited to the Fixed Account is guaranteed to remain the same.

INTERMEDIATE CARE FACILITY - A licensed facility which is: operated as an Intermediate Care Facility according to the law of the jurisdiction in which it is located; provides continuous 24 hours a day nursing service by or under the



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supervision of a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and maintains a daily medical record of each patient.

INVESTMENT PERIOD - The period of time beginning with a declaration by the Company of new GTO interest rates (the different Specified Interest Rates for each of the GTOs) and ending with the subsequent declaration of new Specified Interest Rates by the Company.

JOINT OWNER - The Joint Owner, if any, possesses an undivided interest in the entire Contract in conjunction with the Contract Owner. If a Joint Owner is named, references to Contract Owner and Joint Owner will apply to both the Contract Owner and the Joint Owner, or either of them, unless the context requires otherwise.

LONG TERM CARE FACILITY - A state Skilled Nursing Facility or Intermediate Care Facility. Long Term Care Facility does not mean: a place that primarily treats drug addicts or alcoholics; a home for the aged or mentally ill, a community living center, or a place that primarily provides domiciliary, residency, or retirement care; or a place owned or operated by a member of the Contract Owner's immediate family.

MARKET VALUE ADJUSTMENT (MVA) - The upward or downward adjustment in value of amounts allocated to a GTO which prior to the Maturity Period for the GTO are:
1) distributed pursuant to a surrender; 2) reallocated to another investment option available under this Contract; 3) distributed pursuant to the death of the Contract Owner or Annuitant; or 4) annuitized under this Contract at any time other than the Maturity Period.

MVA FACTOR - The value multiplied by the Specified Value or that portion of the Specified Value being distributed from a GTO, in order to effect an MVA.

MVA FORMULA - The MVA Formula is utilized when a distribution is made from a GTO during the Guaranteed Term which is subject to an MVA.

MATURITY DATE - The date on which a particular GTO matures. Such date will be the last day of a calendar quarter in which the third, fifth, seventh or tenth anniversary of the date on which amounts are allocated to a 3, 5, 7 or 10 year GTO, respectively.

MATURITY PERIOD - The period of time during which the value of amounts allocated under a GTO may be distributed without any MVA. The Maturity Period shall begin on the day following the Maturity Date and will end on the thirtieth day thereafter.

MINIMUM DISTRIBUTION -The amount that is required to be withdrawn from Qualified Plans, Tax Sheltered Annuities (TSAs) and IRAs to meet distribution requirements established by the Code.

MULTIPLE MATURITY ACCOUNT - A separate account of the Company established for the purpose of facilitating accounting and investment processes associated with the offering of GTOs under the Contracts.

NON-QUALIFIED CONTRACT - A Contract which does not qualify for favorable tax treatment under the provisions of Sections 403(a) (Qualified Plans), 408 (IRAs), 403(b) (TSAs) or 408A (Roth IRAs) of the Code.

PHYSICIAN - A doctor of medicine or osteopathy legally authorized to practice medicine and surgery by the state in which he performs such function or action. This person cannot be the Contract Owner, Contingent Owner, Annuitant, Contingent Annuitant, Beneficiary, Contingent Beneficiary, nor a member of the immediate family of these persons.



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PURCHASE PAYMENT(S) - A deposit of new value into the Contract. The term
Purchase Payment does not include transfers between the Variable Account and Fixed Account, among the Sub-Accounts or to or from a GTO.

PURCHASE PAYMENT YEAR - Each 12-month period starting from the date each Purchase Payment is made.

QUALIFIED PLAN(S) - A retirement plan that receives favorable tax treatment under the provisions of Section 401 or 403(b) of the Code.

ROTH IRA - An individual retirement annuity meeting the requirements of Section 408A of the Code.

SKILLED NURSING FACILITY - A licensed facility which is operated as a Skilled Nursing Facility according to the law of the jurisdiction in which it is located; provides skilled nursing care under the supervision of a Physician; provides continuous 24 hour a day nursing service by or under the supervision of a registered graduate professional nurse (R.N.); and maintains a daily medical record of each patient.

SPECIFIED INTEREST RATE - The interest rate guaranteed to be credited to amounts allocated under a selected GTO so long as such allocations are not distributed for any reason from the GTO prior to the GTO Maturity Period or Maturity Date.

SPECIFIED VALUE - The amount of a GTO allocation minus withdrawals and transfers out of the GTO, plus interest accrued at the Specified Interest Rate. The Specified Value is subject to an MVA at all times other than during the Maturity Period.

SUB-ACCOUNTS - Separate and distinct divisions of the Variable Account to which specific Underlying Mutual Fund shares are allocated and for which Accumulation Units and Annuity Units are separately maintained.

TAX SHELTERED ANNUITIES (TSA) - An annuity which qualifies for favorable tax treatment under Section 403(b) of the Code.

TERMINAL ILLNESS - An illness, diagnosed by a Physician, which is expected to result in death within 12 months of diagnosis. The diagnosis of Terminal Illness must occur after the Contract is in force.

UNDERLYING MUTUAL FUND(S) - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

VALUATION DATE - Each day the New York Stock Exchange and the Company's Home Office are open for business.

VALUATION PERIOD - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

VARIABLE ACCOUNT - A separate investment account of the Company into which Variable Account Purchase Payments are allocated.

VARIABLE PAYMENT ANNUITY - An annuity providing payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the Variable Account.



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GENERAL PROVISIONS
------------------

ENTIRE CONTRACT

The Contract, riders, and endorsements, if any, make up the entire agreement between the Company and the Contract Owner. The Contract is established for the exclusive benefit of the Contract Owner or the Contract Owner's beneficiaries. Statements in the Contract are deemed representations and not warranties.

NON-PARTICIPATING

The Contract is non-participating. It will not share in the surplus of the Company.

INCONTESTABILITY

The Contract, riders, and endorsements, if any, will not be contested.

CONTRACT SETTLEMENT

The Company may require that the Contract be returned to the Home Office prior to making any payments. All sums payable to or by the Company under this Contract are payable at the Home Office.

EVIDENCE OF SURVIVAL

Where any payments under this Contract depend on the recipient being alive on a given date, the Company may require proof that such person is living. Such proof may be required prior to making the payments.

ALTERATION OR MODIFICATION

All changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of the Company. No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded as required by the terms of the Qualified Plan or applicable law. Where required, other changes to the Contract will be made only with mutual agreement of the Company and the Contract Owner. As required, a copy of the amendment will be furnished to the Contract Owner.

The Company reserves the right as of a specified date to: (1) discontinue the Fixed Account option for any new Contract Owner; and (2) not accept future deposits into the Fixed Account from existing Contract Owners.

ASSIGNMENT

If permitted, a Contract Owner may assign some or all rights under the Contract. Such assignment must be made in writing and executed by the Contract Owner during the lifetime of the Annuitant and prior to the Annuitization Date. The assignment will take effect on the date it is recorded by the Company at its Home Office. The assignment will not be recorded until the Company has received sufficient direction from the Contract Owner and assignee as to the proper allocation of Contract rights under the assignment.

The Company is not responsible for the validity of tax consequences of any assignment or for any payment or other settlement made prior to the Company's recording of the assignment.



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Contracts issued to fund a retirement plan pursuant to Sections 403, 408 or 408A of the Code, may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Contract Owner or other person exercising ownership rights under the terms of the plan, or as otherwise allowed by applicable law.

PROTECTION OF PROCEEDS

Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

MISSTATEMENT OF AGE OR SEX

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex. Proof of age of an Annuitant may be required at any time, in a form satisfactory to the Company. When the age or sex of an Annuitant has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract. The dollar amount of any underpayment made by the Company as a result of any such misstatement will be paid in full with the next payment due under the Contract.

REPORTS

Prior to the Annuitization Date, a report showing the Contract Value will be provided to the Contract Owner at least once each year.

NUMBER

Unless otherwise provided, all references in this Contract which are in the singular form will include the plural; all references in the plural form will include the singular.

DEDUCTIONS AND CHARGES PROVISIONS
---------------------------------

CONTRACT MAINTENANCE CHARGE

The Company will deduct a [$35] contract maintenance charge on each Contract Anniversary and at the time the Contract is surrendered. If the Contract Value is greater than or equal to [$50,000], then this charge shall be waived. Additionally, if the Contract is surrendered and the Contract Value is greater than or equal to [$50,000], this charge shall be waived. This charge compensates the Company for administrative expenses incurred relating to the issuance and maintenance of the Contracts.

VARIABLE ACCOUNT CHARGE

The Variable Account charge applies to allocations made to the Sub-Accounts. The Company deducts charges from the Variable Account equal to an annual rate of [1.75%] of the daily net assets of the Variable Account. This fee compensates the Company for the expense and mortality risks assumed in connection with the Death Benefit and annuity features of the Contract.



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DEDUCTION FOR PREMIUM TAXES

The Company will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon Purchase Payments received by the Company. The Company at its sole discretion and in compliance with applicable state law will determine the method used to recoup premium taxes. The Company currently deducts such charges from a Contract Value either
(1) at the time the Contract is surrendered, (2) at the Annuitization Date, or
(3) at such earlier date as the Company may be subject to such taxes.

OWNERSHIP PROVISIONS
--------------------

CONTRACT OWNERSHIP

Unless otherwise provided, the Contract Owner has all rights under the Contract. IF THE PURCHASER NAMES SOMEONE OTHER THAN HIMSELF AS CONTRACT OWNER, THE PURCHASER WILL HAVE NO RIGHTS UNDER THE CONTRACT.

Unless the Contract Owner is a CRT, the Annuitant shall become the Contract Owner on the Annuitization Date.

JOINT OWNERSHIP

Joint Owners must be spouses at the time joint ownership is requested. If a Joint Owner is named, the Joint Owner will possess an undivided interest in the Contract. Unless otherwise provided, the exercise of any ownership right in the Contract (including the right to surrender or partially surrender the Contract; or to change the parties to the Contract, the Payment Option, or the Annuitization Date) shall require written request signed by both Contract Owners.

If a Contract Owner who is not also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, the Joint Owner shall become the Contract Owner.

If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the Contract are payable to the Joint Owner.

Joint Owners may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.

CONTINGENT OWNERSHIP

The Contingent Owner is the person who may receive certain benefits under the Contract, if the Contract Owner, who is not the Annuitant, dies prior to the Annuitization Date and there is no surviving Joint Owner. If more than one Contingent Owner survives the Contract Owner, each will share equally unless otherwise specified in the Contingent Owner designation. If no Contingent Owner survives a Contract Owner and there is no surviving Joint Owner, all rights, and interest of the Contract will vest with the last surviving Contract Owner's estate.

If a Contract Owner, who is also the Annuitant, dies before the Annuitization Date, then the Contingent Owner does not have any rights in the Contract. However, a surviving Contingent Owner who is also the Beneficiary will have all the rights of a Beneficiary.

Contingent Owners may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.



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ANNUITANT

The Annuitant is the person who will receive annuity payments upon Annuitization. The Annuitant must be age [85] or younger at the time of Contract issuance unless the Company has approved a request for an Annuitant of greater age. The Annuitant may be changed prior to the Annuitization Date with the consent of the Company.

If the Contract is owned by a CRT, the payments made during Annuitization will be paid to the CRT. For Contracts that are issued as IRAs or TSAs the Contract Owner must be the Annuitant and the entire interest of the Annuitant in the Contract is nonforfeitable.

CONTINGENT ANNUITANT

If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant. All provisions of the Contract which are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

A Contingent Annuitant may be selected only for a Contract issued as a Non-Qualified Contract and may not be selected when the Contract Owner is a CRT.

BENEFICIARY

If there is no surviving Joint Owner, or if the Annuitant is someone other than a Contract Owner, the Beneficiary is the person who will receive benefits under the Contract if the Annuitant dies prior to the Annuitization Date. If a Contract Owner who is also the Annuitant dies before the Annuitization Date and there is a surviving Joint Owner, all benefits under the Contract are payable to the surviving Joint Owner. If more than one Beneficiary survives the Annuitant, each will share equally unless otherwise specified in the beneficiary designation. If there is no surviving Joint Owner and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation. If no Contingent Beneficiary survives the Annuitant, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

If the Contract Owner is a CRT, upon the death of the Annuitant, all interest in the Death Benefit proceeds will accrue to the CRT. Any designation which creates a conflict with the CRT's right to such interest shall be void and of no effect.

CHANGES OF PARTIES NAMED IN THE CONTRACT

Notwithstanding any other provisions in the Contract, prior to the Annuitization Date, and subject to any existing assignments, the Contract Owner may request a change in the Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary. Such change, upon receipt and recording by the Company at its Home Office, will take effect as of the time the written notice was signed, whether or not the Contract Owner or Annuitant are living at the time of record, but without further liability as to any payment or settlement made by the Company before receipt of such change is recorded at the Home Office.

Any request for change of Contract Owner must be recorded at the Home Office, may require a signature guarantee, and must be signed by the Contract Owner and the person designated as the new Contract Owner.



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Any change to the Annuitant or Contingent Annuitant is subject to underwriting and approval by the Company. Notwithstanding any provisions in this Contract, for Non-Qualified Contracts, if any Contract Owner is not a natural person, the change of the Annuitant will be treated as the death of the Contract Owner and will result in a distribution, regardless of whether a Contingent Annuitant is also named. Distributions will be made as if the Contract Owner died at the date of such change.

For contracts issued as IRAs, TSAs, or under Qualified Plans, the Contract Owner cannot transfer ownership or name someone other than him or herself as Annuitant.

ACCUMULATION PROVISIONS
-----------------------

PURCHASE PAYMENTS

The Contract is provided in return for any Purchase Payments made. The cumulative total of all Purchase Payments under this and any other annuity contract(s) issued by the Company having the same Annuitant may not exceed $1,500,000 without the prior written consent of the Company.

The initial Purchase Payment is due on the Date of Issue and may not be less than [$10,000]. Purchase Payments, if any, after the initial Purchase Payment must be at least [$500] and may be made at any time.

In addition, if subsequent Purchase Payments are made via automated clearinghouse, the minimum payment amount will be reduced to [$150].

No Purchase Payments are required after the first Purchase Payment. This Contract will not lapse for failure to pay subsequent Purchase Payments.

If no Purchase Payments have been received in the Contract for a period of two full years and the paid-up annuity benefit at maturity would be less than [$20] a month, the Company may, at its option, terminate the Contract by payment of the accumulated value and will by such payment, be relieved of any obligation under the Contract.

Except in the case of a Non-Qualified Contract or a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408 (d)(3)) of the Code or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k) of the Code, no contributions will be accepted unless they are in cash, and the total of such contributions do not exceed the limit in Section 219(b)(1)(A) of the Code for any taxable year. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

For contracts issued to TSAs, Purchase Payments, exclusive of rollovers, made during any taxable year shall not exceed the Section 402(g) of the Code limit for the calendar year in which such taxable year begins. Section 402(g) of the Code limit applies to Purchase Payments that are elective deferrals within the meaning of Section 402(g)(3) of the Code and made under this Contract and all other contracts, plans or arrangements of the Contract Owner's employer. However, the maximum amount of Purchase Payments that may be made by the Contract Owner may be increased or decreased under the provisions of Sections 403(b) or 415 of the Code.



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ALLOCATION OF PURCHASE PAYMENTS

The Contract Owner elects to have the Purchase Payments allocated among the Fixed Account, the Sub-Accounts of the Variable Account, and the GTOs under the Multiple Maturity Account. The Contract Owner may change the allocation of future Purchase Payments by a proper submission that is received and recorded by the Company.

FIXED ACCOUNT PROVISIONS

The Fixed Account value at any time will be: the sum of all amounts credited to the Fixed Account under this Contract less any amounts canceled or withdrawn for charges, deductions, or surrenders. Any paid up annuity cash surrender or Death Benefit that may become payable from the Fixed Account will not be less than the minimum benefits as required by the statute of any state in which the Contract is issued.

The Company will credit interest to the Fixed Account value. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. The interest rate declared will be stated as an annual effective yield. Such rates will be declared to the Contract Owner in writing on quarterly statements. Any such rate or rates so determined, for which deposits are received, will remain in effect for a period of not less than 12 months. However, the Company guarantees that it will credit interest at not less than [3.0%] per year or any lesser amount as permitted by state law.

At the end of an Interest Rate Guarantee Period, a new interest rate is declared with an Interest Rate Guarantee Period starting at the end of the prior period and ending at the end of the calendar quarter one-year later. For new Purchase Payments allocated to the Fixed Account or transfers from the Variable Account or the GTOs, this period begins upon the date of deposit or transfer and ends at the end of the calendar quarter at least one year (but not more than 15 months) from deposit or transfer.

VARIABLE ACCOUNT PROVISIONS

The Variable Account value is the sum of the value of all Accumulation Units under this Contract.

The Company has allocated a part of its assets for the Contract and other contracts to the Variable Account. Such assets of the Variable Account remain the property of the Company. However, they may not be charged with the liabilities from any other business in which the Company may take part.

The Variable Account is divided into Sub-Accounts which invest in shares of the Underlying Mutual Funds. Purchase Payments are allocated among one or more of these Sub-Accounts, as designated by the Contract Owner, and are subject to the terms and conditions of the Underlying Mutual Funds.

ACCUMULATION UNIT VALUE

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which the Company received the Purchase Payment.

When the Underlying Mutual Fund shares were first established the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the net investment factor for the Sub-Account for the next following Valuation Period. The result is the Accumulation Unit value. The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next. The number of Accumulation Units will not change as a result of investment experience.

VALUATION OF UNDERLYING MUTUAL FUND SHARES

Underlying Mutual Fund shares in the Variable Account will be valued at their net asset value.

SUBSTITUTION OF UNDERLYING MUTUAL FUND SHARES

If the shares of the Underlying Mutual Funds should no longer be available for investment by the separate account or if in the judgment of the Company's management further investment in such Underlying Mutual Fund's shares should be inappropriate in view of the purposes of the Contract, the Company may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased or to be purchased in the future by purchase payments under the Contract.

In the event of such substitution or change, the Company may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change. Nothing contained herein shall prevent the separate account from purchasing other securities for other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

NET INVESTMENT FACTOR

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (1) by (2) and subtracting (3) from the result, where:

1.   is the net of:
     a. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus
     b. the per share amount of any dividend or income Distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period.

2.   is the net result of:
     a. the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period.
     b. the per share credit or charge for any taxes reserved for the last prior Valuation Period, plus or minus
     c. a per share credit or charge for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account.

3. is a factor representing the Variable Account charge plus additional charges for any riders or options which become a part of the Contract.

For funds that credit dividends on a daily basis and pay such dividends once a month, the net investment factor allows for the monthly reinvestment of these daily dividends.

GUARANTEED TERM OPTIONS (GTOS)

At any particular time under this Contract, four GTOs will be available: a three year GTO, a five year GTO, a seven year GTO and a ten year GTO. Amounts allocated to a three year GTO will have a Guaranteed Term of three years, a five year GTO will have a Guaranteed Term of five years, and so on. Regardless of the source from which a GTO allocation is made, the minimum for each allocation is [$1,000].

GTOs are not available as funding options if the Contract is annuitized. All investment amounts allocated to a GTO must be transferred to other investment options at the time of Annuitization. If a variable annuity Contract is annuitized while a GTO is in effect, and prior to the Maturity Date of the GTO, a Market Value Adjustment (MVA) will apply to amounts transferred to other investment options under the Contract which may be used during Annuitization.

For the duration of the Guaranteed Term of a GTO, the Company will credit a Specified Interest Rate on amounts remaining allocated under the GTO. The interest rates in effect during any particular Investment Period will be guaranteed for GTO allocations (made during the Investment Period) for the duration of the Guaranteed Term associated with the GTO. Each GTO in the same Investment Period has its own Specified Interest Rate for the Guaranteed Term relating to the selected GTO. The Company, however, reserves the right to change the Specified Interest Rate at any time for prospective allocations to GTOs.

A MVA will apply against all amounts which are transferred or surrendered from allocations under a GTO prior to the Maturity Period for the particular GTO. During the Maturity Period, allocations under a GTO may be transferred, surrendered, or distributed for any other reason without any MVA (a CDSC may apply on amounts surrendered). At all times other than during a Maturity Period, a MVA will apply to amounts distributed from allocations under a GTO.

At least 15 days and at most 30 days prior to the end of each calendar quarter, variable annuity Contract Owners having GTOs with Maturity Dates coinciding with the end of the calendar quarter will be notified of the impending expiration of the GTO. Contract Owners will then have the option of directing the withdrawal or transfer of the GTO without application of any MVA during the Maturity Period. Withdrawals or transfers during the Maturity Period, beginning the day after the Maturity Date and ending thirty days after the Maturity Date, will not be subject to an MVA. For the period commencing with the first day after the Maturity Date and ending on the thirtieth day following the Maturity Date, the GTO will be credited with the same Specified Interest Rate in effect before the Maturity Date.

If no such direction is received by the thirtieth day following the Maturity Date, amounts in the GTO will be automatically transferred to a money market sub-account of the variable annuity. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during a Maturity Period.

MARKET VALUE ADJUSTMENT (MVA) FORMULA

The MVA Formula is a calculation expressing the relationship between three factors: (1) the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO; (2) the CMT Rate at the time of distribution for a period of time equivalent to the time remaining in the GTO; and (3) the number of days remaining until the Maturity Date of the GTO. A MVA generally reflects the relationship between the prevailing interest rates at the time of investment, prevailing interest rates at the time of distribution, and the amount of time remaining in the Guaranteed Term of the GTO selected. Generally, if the Specified Interest Rate is lower than prevailing interest rates, application of the MVA will result in a downward adjustment of amounts allocated to a GTO. If the Specified Interest Rate is higher than prevailing interest rates, application of the MVA will result in an upward adjustment of amounts allocated to a GTO. The MVA is applied only when amounts allocated to a GTO are distributed from the GTO prior to a Maturity Period. The result of the MVA Formula is the MVA Factor.

The formula for determining the MVA Factor is:


                                      1 + a                  t
                                     ---------------------
                                      1 + b + 0.0025

Where:

          a = the CMT Rate for a period equivalent to the Guaranteed Term at the time of deposit in the GTO;

          b = the CMT Rate at the time of distribution for a period of time with maturity equal to the time remaining in the Guaranteed Term. In determining the number of years to maturity, any partial year will be counted as a full year, unless this would cause the number of years to exceed the Guaranteed Term.

          t =  the number of days until the Maturity Date, divided by 365.25.

In the case of a above, the CMT Rate utilized will be the rate published by the Federal Reserve Board, the Friday preceding the Wednesday before the Investment Period during which the allocation to the GTO was made.

In the case of b above, the CMT Rate utilized will be the rate published the Friday preceding the Wednesday preceding withdrawal, transfer or other distribution giving rise to the MVA.

For periods which do not coincide with the available CMT periods, rates used in a and b will be linearly interpolated (where the difference in rates is proportional to the difference in years).

The MVA Factor will be equal to 1 during the Investment Period. That is, for the period of time following a GTO allocation during which the Specified Interest Rate for GTOs of the same duration is not changed, the MVA Factor will be equal to 1.

The MVA Formula shown above also accounts for some of the administrative and processing expenses incurred when fixed-interest investments are liquidated. This is represented in the addition of 0.0025 in the MVA Formula. The result of the MVA Formula shown above is the MVA Factor. The MVA Factor will either be greater, less than, or equal to 1 and will be multiplied by the Specified Value or that portion of the Specified Value being withdrawn, transferred, or distributed for any other reason. If the result is greater than 1, a gain will be realized by the Contract Owner; if less than 1, a loss will be realized. If the MVA Factor is exactly 1, no gain or loss will be realized.

If the Federal Reserve Board halts publication of CMT Rates, or if, for any other reason, CMT Rates are not available to be relied upon, the Company will use appropriate rates based on treasury bond yields.

TRANSFERS, SURRENDERS, AND WITHDRAWALS PROVISIONS
-------------------------------------------------

TRANSFERS

Transfers among the Fixed Account, Variable Account, and the GTOs must be made prior to the Annuitization Date. Transfers among the Sub-Accounts may occur once daily without charges and penalties. The Company reserves the right to restrict transfers into and out of the Multiple Maturity Account to one per calendar year at all times other than during the Maturity Period. The Company also reserves the right to refuse any transfer requests submitted by individuals or firms performing market timing services on behalf of multiple Contract Owners or when disposal or the purchase of the Underlying Mutual Funds is not possible due to actions taken, or limitations imposed, independently by the Underlying Mutual Funds.

A Contract Owner may transfer annually, at the end of an Interest Rate Guarantee Period, funds from the Fixed Account to the Variable Account or to a GTO without incurring a penalty or adjustment. The maximum allowable transfer amount from the Fixed Account to the Variable Account or to a GTO will be determined by the Company at its sole discretion, but will not be less than [10%] of the total value of the portion of the Fixed Account at the end of an Interest Rate Guaranteed Period. Transfers to a GTO must be at least [$1,000]. All transfers from the Fixed Account must be made within 45 days after the expiration date of the Interest Rate Guarantee Period.

A Contract Owner may annually transfer a portion of the Variable Account or the GTO to the Fixed Account. The Company reserves the right to limit the maximum amount transferable to the Fixed Account. This maximum will never be less than [10%] of the combined value of the Variable Account and the amount allocated to the GTO for any 12-month period. The Company also reserves the right to refuse transfers or Purchase Payments into the Fixed Account if the Fixed Account value is greater than or equal to [30%] of the total Contract Value at the time such transfer is requested.

Generally, transfers from the Sub-Accounts may occur once daily without charges and penalties. All transfers involving the purchase or redemption of mutual fund shares by the Variable Account, however, may be subject to restrictions or requirements imposed by the Underlying Mutual Fund. Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a Sub-Account that occur within a certain number of days following the date of allocation to the Sub-Account. Such fees may vary by Sub-Account, but will only apply to those Sub-Accounts corresponding to Underlying Mutual Funds that explicitly require the assessment of such fees.

In addition, the Company reserves the right to refuse or limit any transfer requests, or take any other action it deems necessary with respect to transfers among certain Sub-Accounts in order to protect Contract Owners, Annuitants, and Beneficiaries from negative investment results that may arise due to short-term trading strategies, or other harmful investment practices, employed by certain Contract Owners or by third parties acting on behalf of certain Contract Owners. Failure by the Company to take action in any one or more instances with respect to this section shall not be deemed or construed as a further or continuing waiver of this section.

SURRENDERS

Prior to the earlier of the Annuitization Date or the death of the Annuitant and any Contingent Annuitant, the Contract Owner may surrender part or all of the Contract Value. A surrender request must be in writing or in a form otherwise acceptable to the Company. The Company reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, the Company will surrender the number of Variable Account Accumulation Units, any amount from the Fixed Account; any amount from any GTO under the Multiple Maturity Account and any amount from any other options under this Contract needed to equal the dollar amount requested. Unless specified, the dollar amount requested will equal: (a) the amount requested; less (b) any Contingent Deferred Sales Charge (CDSC) and/or any premium taxes which apply.

If a partial surrender is requested, unless the Contract Owner has instructed otherwise, amounts will be surrendered as follows: (a) from the Variable Account
(b) from the Fixed Account and (c) from the GTOs under the Multiple Maturity Account. The amounts surrendered from each of these accounts will be in the same proportion that the Contract Owner's interest in each account bears to the total Contract Value. Additionally, the amount that is surrendered from each underlying Sub-Account will be in the same proportion that each Sub-Account bears to the total Variable Account.

The surrender value will be paid to the Contract Owner within seven days of receipt of proper request and proof of interest satisfactory to the Company are received at the Home Office. The Company reserves the right to delay payment of a surrender of any portion of the Contract Owner's Fixed Account value for up to six months from the date the request is received by Company.

RESTRICTIONS ON SURRENDERS FOR CERTAIN QUALIFIED PLANS, TSAS AND IRAS

The surrender of Contract Value attributable to contributions made pursuant to a salary reduction agreement (within the meaning of Section 402(g)(3)(C) of the Code), or transfers from a Custodial Account described in Section 403(b)(7) of the Code, may be executed only when the Contract Owner attains age 59 1/2, separates from service, dies, or becomes disabled (within the meaning of Section 72(m)(7) of the Code).

These surrender limitations apply to the following portions of the Contract
Value:

     (1) salary reduction contributions to TSAs made for plan years beginning after December 31, 1988;

     (2) earnings credited to such contracts after the last plan year beginning before January 1, 1989, on amounts attributable to salary reduction contributions; and

     (3) all amounts transferred from custodial accounts described in Section 403(b)(7) of the Code (except that employer contributions and earnings in such accounts as of December 31, 1988, may be withdrawn in the case of hardship).

Payments pursuant to a Qualified Domestic Relations Order will not violate any surrender limitations included herein, but may be subject to restrictions found in the employer's plan or the Code.

Any distribution other than the above, including exercise of a contractual right to examine provision may result in the immediate application of taxes and penalties under Section 72 of the Code. A premature distribution may not be eligible for rollover treatment. To assist in preventing disqualification in the event of a surrender during the Right to Examine period, the Company will agree to transfer the proceeds to another contract which meets the requirements of
Section 408 of the Code, upon proper direction by the Contract Owner.

SURRENDER VALUE

The surrender value is the amount that will be paid if the full Contract is surrendered. The surrender value at any time will be:

The Contract Value less the sum of any applicable;

1.   Contingent deferred sales charge (CDSC),

2.   Premium taxes,

3.   Any outstanding loan balance, and

4.       Contract maintenance charge.

SUSPENSION OR DELAY OF SURRENDER

The Company has the right to suspend or delay the date of any surrender from the Variable Account for any period:

1.   When the New York Stock Exchange is closed;

2.   When trading on the New York Stock Exchange is restricted;

3. When an emergency exists as a result of which: disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4. During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.

Payment of funds from the Variable Account and Multiple Maturity Accounts will be made within seven days of receipt of both proper written application and proof of interest satisfactory to the Company. The Company reserves the right to delay payment of a surrender of any portion of the Contract Owner's Fixed Account value for up to six months from the date the request is received by Company.

CONTINGENT DEFERRED SALES CHARGE (CDSC)

If part or all of the Contract Value is withdrawn, a CDSC may be assessed by the Company. The CDSC is designed to cover expenses relating to the sale of the Contract.

The CDSC is calculated by multiplying the applicable CDSC percentages noted below by the Purchase Payments that are withdrawn. For purposes of calculating the amount of the CDSC, withdrawals are considered to come first from the oldest Purchase Payment made to the Contract, then from the next oldest Purchase Payment and so forth, with any earnings attributable to such Purchase Payments considered only after all Purchase Payments made to the Contract have been considered. For purposes of calculating CDSC, amounts withdrawn without charge as described in the "Withdrawals Without CDSC" provision will not be considered a withdrawal of purchase payments. (For federal income tax purposes, a full or partial withdrawal is treated as a withdrawal of earnings first.)


   Completed Years* Measured From Date of Payment:            0      1        2        3    Thereafter
   ------------------------------------------------------------------------------------------------------
   CDSC %:                                                   7%      7%      6%       5%         0%

* The CDSC percentage will change to the next year's CDSC percentage on the last day of the Purchase Payment Year.

CDSC, if applicable, will be assessed against full or partial surrenders from GTOs. If any such surrender occurs prior to the Maturity Date for any particular GTO, the amount surrendered will be subject to a MVA in addition to CDSC.

WITHDRAWALS WITHOUT CDSC

During each Contract Year, the Contract Owner may withdraw without CDSC a total amount equal to the greater of (1) or (2):

(1)  is the lesser of a. or b. where:

     a. is 10% of Purchase Payments which are less than 48 months old minus total withdrawals from the Contract which are subject to CDSC

     b.   is 10% of Contract Value

(2)  is the amounts required to meet Minimum Distribution requirements.

This CDSC-free withdrawal privilege is non-cumulative; that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in subsequent Contract Years.

A CDSC will not be assessed against the withdrawal of any: (1) Purchase Payments which have been held under this Contract for at least [48] months; (2) Death Benefit payments made upon the death of the Annuitant prior to the Annuitization Date; (3) amounts applied to an Annuity Payment Option after two years from the Date of Issue; (4) or as otherwise noted in the Contract.

CDSC will not apply if the Contract Owner is confined to a Long Term Care Facility or Hospital for a continuous 90 day period commencing on or after the third Contract Anniversary Date. In the case of Joint Ownership, the waiver will apply if either Joint Owner is confined. Request for waiver must be received by the Company during the period of confinement or no later than 90 days after the confinement period ends.

If the withdrawal request is received later than 90 days after the confinement period ends, the CDSC, if applicable, will be assessed. Written notice and proof of confinement must be received in a form satisfactory to the Company and be recorded at the Home Office prior to the waiver of surrender charges.

Also, CDSC will not apply to amounts withdrawn if the Contract Owner is diagnosed by a Physician to have a Terminal Illness at any time after the Contract has been issued. In the case of Joint Ownership, the waiver will apply if either the Contract Owner or the Joint Owner is diagnosed to have a Terminal Illness. Written notice and proof of Terminal Illness must be received in a form satisfactory to the Company and recorded at the Home Office prior to the waiver of surrender charges.

In addition, when this Contract is exchanged for another contract issued by the Company or any of its affiliate insurance companies, of the type and class, which the Company determines, is eligible for such waiver, the Company will waive the CDSC on the first contract. A CDSC may apply to the contract received in the exchange.

When a Contract is held by a CRT, the amount which may be withdrawn from this Contract without application of a CDSC, shall be the larger of (a) or (b) where
(a) is the amount which would otherwise be available for withdrawal without application of a CDSC; and where (b) is the excess of the Contract Value at the close of the day prior to the date of the withdrawal, over total Purchase Payments (reduced by previous withdrawals) attributed to the Contract as of the date of the withdrawal.

The amount of CDSC on the Contract may be reduced when sales of the Contract are made to a trustee, employer or similar entity pursuant to a retirement plan or when sales are made in a similar arrangement where offering the contract to a group of individuals results in savings of sales expenses. The entitlement of such a reduction in CDSC will be determined by the Company.

SYSTEMATIC WITHDRAWALS

The Contract Owner may elect in writing on a form provided by the Company to take systematic withdrawals of a specified dollar amount (of at least [$100]) on a monthly, quarterly, semi-annual or annual basis. The Company will process the withdrawals as directed by surrendering on a pro-rata basis: (1) the Accumulation Units from all of the Sub-Accounts of the Variable Account in which the Contract Owner has an interest: (2) the Fixed Account; and (3) the Guaranteed Term Options of the Multiple Maturity Account in which the Contract Owner has an interest. A CDSC may apply to systematic withdrawals in accordance with the considerations set forth in the "Contingent Deferred Sales Charge" and "Withdrawals Without CDSC" section of the Contract. An MVA may apply to systematic withdrawals of any amounts in the Guaranteed Term Options. Unless otherwise directed by the Contract Owner, the Company will withhold federal income taxes from each systematic withdrawal. An age-based systematic withdrawal program (see following paragraph) will terminate automatically at the end of each Contract Year and may be reinstated only on or after the next Contract Anniversary pursuant to a new request. Unless the Contract Owner has made an irrevocable election of Distributions of substantially equal periodic payments, the systematic withdrawals may be discontinued at any time by notification to the Company in writing. The Company reserves the right to discontinue prospective systematic withdrawals.

If the Contract Owner withdraws amounts pursuant to a systematic withdrawal program, then the Contract Owner may withdraw each Contract Year without a CDSC an amount up to the greater of (1) the free withdrawal privileges described in "Withdrawals Without CDSC" section of the Contract, (2) the amount required to meet Minimum Distribution requirements for this Contract, or (3) the specified percentage of the Contract Value based on the Contract Owner's age, as shown in the following table:

                CONTRACT OWNER'S AGE             PERCENTAGE OF CONTRACT VALUE
                --------------------             ----------------------------
                    Under 59-1/2                             5%
                   59-1/2 thru 61                            7%
                     62 thru 64                              8%
                     65 thru 74                             10%
                     75 and over                            13%

If the total amounts withdrawn in any Contract Year exceed the CDSC-free amount as calculated under the systematic withdrawal method described above, then such total withdrawn amounts will be eligible only for CDSC-free withdrawal privilege described in the "Withdrawals Without CDSC" section of the Contract, and the total amount of CDSC charged during the Contract Year will be determined in accordance with that section.

The Contract Value and the Contract Owner's age for purposes of applying the CDSC-free withdrawal percentage described above are determined as of the date the request for a systematic withdrawal program is received and recorded by the Company at its Home Office. (In the case of Joint Owners, the older Contract Owner's age will be used.) Furthermore, this CDSC-free withdrawal privilege for systematic withdrawals is non-cumulative, that is, free amounts not taken during any given Contract Year cannot be taken as free amounts in a subsequent Contract Year.

Systematic Withdrawals are not available prior to the expiration of the "Right to Examine" provision of the Contract. The Company reserves the right to assess a processing fee for this service.

LOAN PROVISION
--------------

Loans, secured by the Contract Value, are available 30 days after the Date of Issue for Contracts that are issued as TSAs. The Company will charge a loan-processing fee of [$25] for each loan. Specific loan terms are disclosed at the time of loan application or loan issuance.

For each loan, the minimum amount that may be borrowed is [$1,000]. For non-ERISA TSAs which have Contract Values up to $20,000, the maximum loan balance that may be outstanding at any time is 80% of the Contract Value, but not more than $10,000. For non-ERISA TSAs which have Contract Values of $20,000 or more the maximum loan balance which may be outstanding at any time is 50% of the Contract Value, but not more than $50,000. The highest loan balance owed during the prior one-year period will reduce the $50,000 limit. The aggregate of all loans may not exceed the maximum loan limitations stated above.

An amount equal to the principal amount of the loan will be transferred to a collateral fixed account from the Variable Account, the Fixed Account, or the GTO pursuant to agreement between the Contract Owner and the Company. Amounts transferred from the GTO may be subject to a MVA. No withdrawal charges are deducted at the time of the loan or on the transfers to the collateral account. Loan repayments will be allocated among the Variable Account, the Fixed Account, the GTO or any other investment option that may be available under the Contract pursuant to agreement between the Contract Owner and the Company. Loan repayments allocated to the GTO must be at least [$1,000].

The amount that is payable upon surrender of the Contract, the death of the Contract Owner, death of the Annuitant, or Annuitization of the Contract will be reduced by the amount of the loan outstanding, plus accrued interest. Until the loan is repaid, the Company reserves the right to restrict any transfer of the Contract which would otherwise qualify as a transfer as permitted in the Code.

Loans may also be subject to additional limitations or restrictions under the terms of the employer's plan. Loans permitted under this Contract may be taxable in whole or in part as required by the Code. The Company will calculate the maximum nontaxable loan based on the information provided by the Contract Owner/Annuitant or the employer. Loan amounts and accrued interest amounts, which are in default, will be treated as deemed Distributions for federal income tax purposes, to the extent required by law.

REQUIRED DISTRIBUTION PROVISIONS
--------------------------------

This Contract is intended to be treated as an "annuity contract" for federal income tax purposes. Accordingly, all provisions of this Contract shall be interpreted and administered in accordance with the requirements of Section 72 of the Code. In no event shall any payment be deferred beyond the time limits permitted by Section 72 of the Code. The Company reserves the right to amend this Contract to comply with requirements set out in the Code and regulations and rulings thereunder, as they may exist from time to time.

Payments will be calculated by use of the expected return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations and calculated in accordance with the calculation methods made available by the Company, prescribed by the regulations and elected by the Contract Owner.

REQUIRED DISTRIBUTION-NON-QUALIFIED CONTRACTS

Upon the death of any Owner, Contract Owner or Joint Owner (including an Annuitant who becomes the Contract Owner of the Contract on the Annuitization
Date) (each of the foregoing "a deceased Contract Owner"), certain distributions for Non-Qualified Contracts are required by Section 72(s) of the Code. Notwithstanding any provision of the Contract to the contrary, the following distributions shall be made in accordance with such requirements.

     1. If any deceased Contract Owner dies on or after the Annuitization Date and before the entire interest under the Contract has been distributed, then the remaining portion of such interest shall be distributed at least as rapidly as under the method of distribution in effect as of the date of such deceased Contract Owner's death.

     2. If any deceased Contract Owner dies prior to the Annuitization Date, then the entire interest in the Contract (consisting of either the Death Benefit or the Contract Value reduced by certain charges as set forth elsewhere in the Contract) shall be distributed within 5 years of the death of the deceased Contract Owner, provided however:

          (a) If any portion of such interest is payable to or for the benefit of a natural person who is a surviving Contract Owner, Contingent Owner, Joint Owner, Annuitant, Contingent Annuitant, Beneficiary, or Contingent Beneficiary as the case may be (each a "designated beneficiary"), such portion may, at the election of the designated Beneficiary, be distributed over the life of such designated beneficiary, or over a period not extending beyond the life expectancy of such designated beneficiary, provided that payments begin within one year of the date of the deceased Contract Owner's death (or such longer period as may be permitted by federal income tax regulations). Life expectancy and the amount of each payment will be determined as prescribed by federal income tax regulations.

          (b) If the designated beneficiary is the surviving spouse of the deceased Contract Owner, such spouse may elect, in lieu of receiving the Death Benefit as a lump sum, to become the Contract Owner of this Contract, and the distributions required under these Required Distribution Provisions will be made upon the death of such spouse. If the spouse elects to become the Contract Owner and the Death Benefit that would have been payable exceeds the Contract Value, then the Contract Value will be increased to be equal to the amount that would have been paid as the Death Benefit.

In the event that the Contract Owner is a person that is not a natural person (e.g., a trust or corporation), then, for purposes of these distribution provisions, (i) the death of the Annuitant shall be treated as the death of any Contract Owner, (ii) any change of the Annuitant shall be treated as the death of any Contract Owner, and (iii) in either case the appropriate distribution required under these distribution rules shall be made upon such death or change, as the case may be. The Annuitant is the primary annuitant as defined in Section 72(s)(6)(B) of the Code.

These distribution provisions shall not be applicable to any Contract that is not required to be subject to the provisions of Section 72(s) of the Code by reason of Section 72(s)(5) or any other law or rule. Such contracts include, but are not limited to, any Contract (i) which is provided under a plan described in
Section 401(a) of the Code which includes a trust exempt from tax under Section 501 of the Code; (ii) which is provided under a plan described in Section 403(a) of the Code; (iii) which is described in Section 403(b) of the Code; (iv) which is an individual retirement annuity or provided under an individual retirement account or annuity as described in Section 408 of the Code; or (v) which is qualified funding asset (as defined in Section 130(d) of the Code, but without regard to whether there is a qualified assignment).

REQUIRED DISTRIBUTION-TSAS, IRAS, AND CONTRACTS ISSUED UNDER QUALIFIED PLANS

The entire interest of an Annuitant under a TSA, Qualified Plan, or IRA is required to be distributed in a manner consistent with the provisions of Section 401(a)(9) of the Code, and regulations thereunder, and will be paid, as requested by the Contract Owner, notwithstanding anything else contained herein, to the Contract Owner over a period not exceeding:

A. the life of the Contract Owner or the lives of the Contract Owner and the Contract Owner's designated beneficiary; or

B. a period not extending beyond the life expectancy of the Contract Owner or the life expectancy of the Contract Owner and the Contract Owner's designated beneficiary.

If the Contract Owner's entire interest is to be distributed in equal or substantially equal payments over a period described in A or B, then (1) for an IRA, payments are required to commence not later than the first day of April following the calendar year in which the Contract Owner attains age 70 1/2, and
(2) if the Contract is issued as a TSA or under a Qualified Plan, payments are required to commence not later than the first day of April following the later of the calendar year in which the Contract Owner attains the age of 70 1/2 or the Contract Owner retires.

If the Annuitant dies on or after the date Minimum Distributions have begun, the remaining Contract interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Contract Owner's death, unless otherwise permitted by the Code.

If the Annuitant dies prior to the commencement of required Minimum Distributions, the interest in the Contract must be distributed by December 31 of the calendar year in which the fifth anniversary of the death occurs unless:

A. the Annuitant names the surviving spouse as the Beneficiary and such spouse elects to receive the Distribution in substantially equal payments over the surviving spouse's life (or a period not exceeding the surviving spouse's life expectancy) and commencing not later than December 31 of the year in which the deceased Annuitant would have attained 70 1/2. If such surviving spouse dies before distributions begin under this provision, this section shall be applied as if the surviving spouse were the Annuitant.

B. the Annuitant names a Beneficiary other than the surviving spouse and such Beneficiary elects to receive a Distribution in substantially equal payments over the Beneficiary's life (or a period not exceeding the Beneficiary's life expectancy) commencing not later than December 31 of the year following the year in which the deceased Annuitant died.

For purposes of this requirement, any amount paid to a child of the Annuitant will be treated as if it has been paid to the surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority.

If the Beneficiary under an IRA is the surviving spouse of the Annuitant, the surviving spouse may elect to treat the Contract as his or her own, whether or not distributions had commenced prior to the death of the Contract Owner. If the spouse elects to become the Contract Owner and the Death Benefit that would have been payable exceeds the Contract Value, then the Contract Value will be increased to be equal to the amount that would have been paid as the Death Benefit. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Contract, makes a rollover to or from the Contract, or fails to elect any of the above provisions. The result of such an election is that the surviving spouse will be considered the individual for whose benefit the IRA is maintained.

For TSAs these provisions apply only to the portion of the Contract Value in a 403(b) TSA which accrued after December 31, 1986. Amounts accruing prior to January 1, 1987, will be distributed in accordance with the rules in effect prior to the Tax Reform Act of 1986.

DEATH PROVISIONS
----------------

DEATH OF CONTRACT OWNER

If any Contract Owner and the Annuitant are not the same person and such Contract Owner dies prior to the Annuitization Date, the Death Benefit provisions do not apply. The surviving Joint Owner, if any, becomes the new Contract Owner. If there is no surviving Joint Owner, the Contingent Owner becomes the new Contract Owner. If there is no surviving Joint Owner or Contingent Owner, the last surviving Contract Owner's estate becomes the new Contract Owner. The entire interest in the Contract must be distributed in accordance with the "Required Distribution Provisions".

DEATH OF CONTRACT OWNER/ANNUITANT

If any Contract Owner and the Annuitant are the same person, and such person dies prior to the Annuitization Date, the Death Benefit shall be payable to the surviving Joint Owner, the Beneficiary, the Contingent Beneficiary or the last surviving Contract Owner's estate, as specified in the "Beneficiary" section and distributed in accordance with the "Required Distribution Provisions".

DEATH OF ANNUITANT

If the Contract Owner and the Annuitant are not the same person and the Annuitant dies prior to the Annuitization Date, a Death Benefit will be payable to the Beneficiary, the Contingent Beneficiary, or the estate of the last surviving Contract Owner, as specified in the "Beneficiary" section, unless there is surviving Contingent Annuitant. In such case, the Contingent Annuitant becomes the Annuitant.

DEATH BENEFIT PAYMENT

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date the Company receives in writing at the Home Office the following three items: (1) proper proof of the Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

Proof of death is either:

(1)  a copy of a certified death certificate;
(2) a copy of a certified decree of a court of competent jurisdiction as to the finding of death;
(3)  a written statement by a medical doctor who attended the deceased; or
(4)  any other proof satisfactory to the Company.

The Beneficiary must elect a method of distribution, which complies, with the "Distribution Provisions" of this Contract. The Beneficiary may elect to receive such Death Benefits in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by the Company. If such election is not received by the Company within 60 days of the Annuitant's death, the Beneficiary will be deemed to have elected a cash payment as of the last day of the 60 day period.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

DEATH BENEFIT PROVISIONS
------------------------

If the Annuitant is age 70 or younger on the Date of Issue, the Death Benefit paid will be the greater of: (1) the standard Death Benefit; or (2) Contract Value plus the earnings enhancement benefit. If the Annuitant is greater than age 70 on the Date of Issue, only the standard Death Benefit will be paid.

STANDARD DEATH BENEFIT

If the Annuitant dies at any time prior to the Annuitization Date, the dollar amount of the Death Benefit, unless the adjusted Death Benefit as described below applies, will be the greatest of: (1) the Contract Value; (2) the sum of all Purchase Payments less an adjustment for each amount surrendered; or (3) the greatest Contract Value on any one-year Contract Anniversary date occurring prior to the Annuitant's 86th birthday, less an adjustment for each amount subsequently surrendered, plus Purchase Payments received after that one-year Contract Anniversary date.

The adjustment for amounts surrendered will reduce item number (2) and (3) above in the same proportion that the Contract Value was reduced on the date of the surrender.

An adjusted Death Benefit will be paid on contracts with Purchase Payments in excess of [$3,000,000]. The adjusted Death Benefit, if applicable, is calculated using the following formula

         A x F + B x (1 - F)

         Where: A = the greatest of: (1) the Contract Value; (2) the sum of all Purchase Payments less an adjustment for each amount surrendered; or (3) the greatest Contract Value on any one-year Contract Anniversary date occurring prior to the Annuitant's 86th birthday, less an adjustment for each amount subsequently surrendered, plus Purchase Payments after that one-year Contract Anniversary date. The adjustment for amounts surrendered will reduce item number (2) and (3) above in the same proportion that the Contract Value was reduced on the date of the surrender.

                  B = the Contract Value

                  F = the ratio of [$3,000,000] to sum of all Purchase Payments.

EARNINGS ENHANCEMENT

If the Annuitant is age 70 or younger on the Date of Issue and upon the death of the Annuitant prior to the first Contract Anniversary after the Annuitant's 85th birthday, an earnings enhancement will be calculated. This benefit is not available if the Annuitant age was greater than 70 on the Date of Issue and/or after the first Contract Anniversary after the Annuitant's 85th birthday.

The earnings enhancement, if applicable, that will be credited to the Contract is equal to:

         20% x earnings (subject to the adjustments described below).

         Earnings of the Contract shall equal the Contract Value on the date the standard Death Benefit is calculated (prior to the standard Death Benefit being calculated) minus Purchase Payments, proportionately adjusted for previous surrenders. The adjustment for amounts previously surrendered will reduce Purchase Payments in the same proportion that the Contract Value was reduced on the date(s) of the partial surrender(s).

ANNUITIZATION PROVISIONS
------------------------

ANNUITY COMMENCEMENT DATE

The Annuity Commencement Date is a date chosen by the Contract Owner and is generally the first day of a calendar month. The date must be at least two years after the Date of Issue. If the Contract Owner does not choose an Annuity Commencement Date, a date will be established for the Contract. The Contract Owner may change the Annuity Commencement Date prior to the Annuitization Date at any time via a written request as outlined in the "Change in Annuity Commencement Date and Annuity Payment Option" section.

For those Contracts issued under Qualified Plans, TSAs, or IRAs, if the Annuity Commencement Date is not chosen by the Contract Owner, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches 70 1/2. For Non-Qualified Contracts, the Annuity Commencement Date established on the Date of Issue of the Contract will be the date on which the Contract Owner reaches age 92.

The Annuity Commencement Date may be changed but may not be later than the first day of the first calendar month after the Annuitant's 92nd birthday unless otherwise agreed upon by the Contract Owner and Company.

CHANGE OF ANNUITY COMMENCEMENT DATE AND ANNUITY PAYMENT OPTION

The Contract Owner may change the Annuity Commencement Date and the Annuity Payment Option prior to the Annuitization Date. Such changes must be in writing and approved by the Company, and must comply with the "Annuity Commencement Date" section above. A change will become effective as of the date requested, but will not apply to any payment made or action taken by the Company before it is recorded at Home Office.

ANNUITIZATION

Annuitization is irrevocable once payments have begun. To annuitize the Contract, the Contract Owner shall notify the Company in writing of election of:

(1)  an Annuity Payment Option; and
(2) either a Fixed Payment Annuity, Variable Payment Annuity, or any other combination that may be available on the Annuitization Date.

Any amounts in the Fixed Account which the Contract Owner elects to annuitize as a Variable Payment Annuity must be moved to a variable Sub-Account prior to the Annuitization Date.

GUARANTEED ANNUITIZATION VALUE

The Company will provide a guaranteed annuitization value (GAV) for lifetime annuity payments if Annuitization begins at least 15 years after the Date of Issue and the Annuitant upon Annuitization is age 60 or greater.

The GAV will be equal to the highest Contract Value on any Contract Anniversary prior to the Annuitant's 86th birthday, less an adjustment for amounts subsequently surrendered, plus any Purchase Payments received after the Contract Anniversary. The adjustment for amounts subsequently surrendered will reduce the GAV in the same proportion that the Contract Value was reduced on the date of any such surrenders.

If the Contract Owner elects to use the GAV as stated above, he/she may choose any life contingent Fixed Annuity Payment Option which will be calculated using the GAV and the guaranteed annuity purchase rates set forth in the Contract. Such Fixed Annuity Options include:

      Life Annuity
      Joint and Survivor Annuity
      Life Annuity with 120 or 240 Monthly Payments Guaranteed.

The GAV in no way restricts or limits the right of the Contract Owner to annuitize the Contract at other times, nor will it in any way restrict the right to annuitize the Contract using Contract Values that may be higher than the GAV.

FIXED PAYMENT ANNUITY - FIRST AND SUBSEQUENT PAYMENTS

The first payment of a Fixed Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 3.0% minimum interest and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments.

         ANNUITIZATION DATE             ADJUSTED AGE
         Before 2009                    Actual Age Last Birthday minus 4 years
         2009 - 2015                    Actual Age Last Birthday minus 5 years
         2016 - 2022                    Actual Age Last Birthday minus 6 years
         2023 - 2029                    Actual Age Last Birthday minus 7 years
         2030 - 2036                    Actual Age Last Birthday minus 8 years
         2037 - 2043                    Actual Age Last Birthday minus 9 years
         After 2043                     Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Contract issued.

The rates shown in the fixed annuity tables are calculated on this guaranteed basis.

Subsequent fixed annuity payments will remain level unless the Annuity Payment Option elected dictates otherwise.

VARIABLE PAYMENT ANNUITY - FIRST PAYMENT

A Variable Payment Annuity is a series of payments which are not predetermined or guaranteed as to dollar amount and which vary in amount with the investment experience of the underlying Variable Sub-Accounts selected by the Contract Owner.

The first payment of a Variable Payment Annuity will be determined by applying the portion of the total Contract Value specified by the Contract Owner to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected. The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Scale G, assuming annuitization in the year 2000, and the following age adjustments.

         ANNUITIZATION DATE              ADJUSTED AGE
         Before 2009                     Actual Age Last Birthday minus 4 years
         2009 - 2015                     Actual Age Last Birthday minus 5 years
         2016 - 2022                     Actual Age Last Birthday minus 6 years
         2023 - 2029                     Actual Age Last Birthday minus 7 years
         2030 - 2036                     Actual Age Last Birthday minus 8 years
         2037 - 2043                     Actual Age Last Birthday minus 9 years
         After 2043                      Actual Age Last Birthday minus 10 years

The determination of the applicable Annuity 2000 Mortality Table and Scale G will be based upon the type of Contract issued.

VARIABLE PAYMENT ANNUITY - SUBSEQUENT PAYMENTS

Variable annuity payments after the first payment vary in amount. The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Account. The dollar amount of such payments is determined as follows:

1. The dollar amount of the first annuity payment is divided by the annuity unit value as of the Annuitization Date. This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first. The number of Annuity Units remains fixed during the annuity payment period.

2. The fixed number of Annuity Units is multiplied by the annuity unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

The Company guarantees that the dollar amount of each payment after the first will not be affected by variations in the Company's expenses or mortality experience.

ANNUITY UNIT VALUE

An Annuity Unit is used to calculate the value of annuity payments. When the Underlying Mutual Fund shares were first established the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10. The value for any later Valuation Period is found as follows:

1. The Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated.

2. The result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for Variable Payment Annuities.

FREQUENCY AND AMOUNT OF PAYMENTS

All annuity payments will be mailed within 10 working days of the scheduled payment date. Payments will be made based on the Annuity Payment Option selected and frequency selected. However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than [$2,000], the Company has the right to pay such amount in one lump sum in lieu of periodic annuity payments.

If any payment would be or becomes less than [$20], the Company has the right to change the frequency of payments to an interval that will result in payments of at least [$20]. In no event will the Company make payments under an annuity option less frequently than annually.

ANNUITY PAYMENT OPTIONS PROVISIONS
----------------------------------

SELECTION OF ANNUITY PAYMENT OPTION

The Contract Owner may select an Annuity Payment Option prior to Annuitization. If an Annuity Payment Option is NOT selected, a life annuity with a guarantee period of 240 months will be the automatic form of payment.

Options available may be limited based on the age of the Annuitant (and Joint Annuitant, if applicable), and based on Distribution requirements under the Code in the case of Contracts issued as IRAs or TSAs.

The following are the annuity payment options, which are guaranteed to be available by the Company subject to the restrictions set forth in the paragraph above.

LIFE ANNUITY

The amount to be paid under this option will be paid during the lifetime of the Annuitant. Payments will cease with the last payment due prior to the death of the Annuitant.

JOINT AND SURVIVOR ANNUITY

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person. Payments will continue as long as either is living.

LIFE ANNUITY WITH 120 OR 240 MONTHLY PAYMENTS GUARANTEED

The amount to be paid under this option will be paid during the lifetime of the Annuitant. A guaranteed period of 120 or 240 months may be selected. If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Owner will receive the remaining guaranteed payments.

ANY OTHER OPTION

The amount and period under any other option will be determined by the Company. Payment options not set forth in the Contract are available only if they are approved by both the Company and the Contract Owner.

SUPPLEMENTARY AGREEMENT

A supplementary agreement will be issued within 30 days following the Annuitization Date. The supplementary agreement will set forth the terms of the Annuity Payment Option selected.

          GUARANTEED ANNUITY TABLES FOR NON-QUALIFIED AND IRA CONTRACTS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED
                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

                                                               ADJUSTED AGE OF FEMALE ANNUITANT*
                                                               --------------------------------
                                                   50         55          60           65             70            80
    ADJUSTED AGE OF               50              3.36       3.48        3.58         3.67           3.74
    MALE ANNUITANT*               55              3.44       3.59        3.75         3.88           4.00
    ---------------               60              3.50       3.69        3.90         4.10           4.29          4.56
                                  65                         3.77        4.03         4.32           4.60          5.07
                                  70                                     4.14         4.50           4.90          5.66
                                  80                                                  4.75           5.36          6.95



                                              LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS
                     MALE GUARANTEED PERIOD                                          FEMALE GUARANTEED PERIOD
      ANNUITANT'S                                                 ANNUITANT'S
     ADJUSTED AGE*         NONE     120 MONTHS    240 MONTHS     ADJUSTED AGE*        NONE      120 MONTHS    240 MONTHS
     ------------          ----     ----------    ----------     ------------         ----      ----------    ----------
            50             3.88         3.85          3.77              50             3.63         3.62          3.58
            51             3.94         3.91          3.83              51             3.69         3.67          3.63
            52             4.01         3.98          3.88              52             3.74         3.73          3.68
            53             4.09         4.05          3.94              53             3.80         3.79          3.73
            54             4.16         4.12          4.00              54             3.87         3.85          3.78
            55             4.24         4.20          4.06              55             3.94         3.91          3.84
            56             4.33         4.28          4.12              56             4.01         3.98          3.90
            57             4.42         4.36          4.18              57             4.09         4.06          3.96
            58             4.52         4.45          4.25              58             4.17         4.13          4.02
            59             4.62         4.55          4.31              59             4.25         4.21          4.09
            60             4.73         4.65          4.38              60             4.34         4.30          4.16
            61             4.85         4.75          4.45              61             4.44         4.39          4.23
            62             4.98         4.87          4.52              62             4.55         4.49          4.30
            63             5.11         4.98          4.59              63             4.66         4.59          4.37
            64             5.26         5.11          4.66              64             4.78         4.70          4.45
            65             5.41         5.24          4.73              65             4.91         4.82          4.53
            66             5.58         5.37          4.80              66             5.04         4.94          4.60
            67             5.76         5.52          4.87              67             5.19         5.07          4.68
            68             5.95         5.66          4.93              68             5.35         5.21          4.76
            69             6.15         5.82          5.00              69             5.52         5.35          4.83
            70             6.37         5.98          5.06              70             5.70         5.50          4.91
            71             6.60         6.14          5.11              71             5.90         5.67          4.98
            72             6.84         6.31          5.17              72             6.12         5.84          5.05
            73             7.10         6.48          5.22              73             6.35         6.01          5.11
            74             7.39         6.66          5.26              74             6.60         6.20          5.17
            75             7.69         6.84          5.30              75             6.88         6.39          5.23
            76             8.01         7.03          5.34              76             7.17         6.59          5.27
            77             8.36         7.21          5.37              77             7.49         6.80          5.32
            78             8.73         7.40          5.40              78             7.84         7.01          5.36
            79             9.13         7.58          5.42              79             8.22         7.22          5.39
            80             9.55         7.76          5.44              80             8.64         7.43          5.42
            81             10.01        7.94          5.46              81             9.08         7.64          5.44
            82             10.50        8.11          5.48              82             9.57         7.84          5.46
            83             11.03        8.27          5.49              83             10.10        8.04          5.48
            84             11.59        8.43          5.49              84             10.67        8.23          5.49
            85             12.19        8.58          5.50              85             11.29        8.40          5.50

*Adjusted Age is defined in the "Fixed Payment Annuity - First and Subsequent Payments" section of the Contract.

                  GUARANTEED ANNUITY TABLES FOR QUALIFIED PLANS
                   FIXED MONTHLY BENEFITS PER [$1000] APPLIED

                   JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS


                                                        ADJUSTED AGE OF ANNUITANT*
                                                        -------------------------
                                        50          55          60           65          70          80
ADJUSTED AGE                50         3.31        3.40        3.47         3.52        3.56
OF SURVIVOR*                55         3.40        3.52        3.64         3.73        3.80
------------                60         3.47        3.64        3.81         3.96        4.09        4.25
                            65                     3.73        3.96         4.20        4.41        4.72
                            70                                 4.09         4.41        4.74        5.30
                            80                                              4.72        5.30        6.71


                     LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

                                        GUARANTEED PERIOD
      ANNUITANT'S
     ADJUSTED AGE*             NONE          120 MONTHS        240 MONTHS
          50                   3.63             3.62              3.58
          51                   3.69             3.67              3.63
          52                   3.74             3.73              3.68
          53                   3.80             3.79              3.73
          54                   3.87             3.85              3.78
          55                   3.94             3.91              3.84
          56                   4.01             3.98              3.90
          57                   4.09             4.06              3.96
          58                   4.17             4.13              4.02
          59                   4.25             4.21              4.09
          60                   4.34             4.30              4.16
          61                   4.44             4.39              4.23
          62                   4.55             4.49              4.30
          63                   4.66             4.59              4.37
          64                   4.78             4.70              4.45
          65                   4.91             4.82              4.53
          66                   5.04             4.94              4.60
          67                   5.19             5.07              4.68
          68                   5.35             5.21              4.76
          69                   5.52             5.35              4.83
          70                   5.70             5.50              4.91
          71                   5.90             5.67              4.98
          72                   6.12             5.84              5.05
          73                   6.35             6.01              5.11
          74                   6.60             6.20              5.17
          75                   6.88             6.39              5.23
          76                   7.17             6.59              5.27
          77                   7.49             6.80              5.32
          78                   7.84             7.01
          79                   8.22             7.22
          80                   8.64             7.43
          81                   9.08             7.64
          82                   9.57             7.84
          83                  10.10             8.04
          84                  10.67             8.23
          85                  11.29             8.40

*Adjusted Age is defined in the "Fixed Payment Annuity - First and Subsequent Payments" section of the Contract.

                                 TABLE OF VALUES
                                 ---------------



     END OF            GUARANTEED      GUARANTEED CASH              END OF             GUARANTEED      GUARANTEED CASH
 CONTRACT YEAR        ACCOUNT VALUE    SURRENDER VALUE          CONTRACT YEAR         ACCOUNT VALUE    SURRENDER VALUE
 -------------        -------------    ---------------          -------------         -------------    ---------------
       1                 10,265             9,635                     36                  58,053            57,940
       2                 11,053             10,391                    37                  60,309            60,197
       3                 11,865             11,262                    38                  62,633            62,521
       4                 12,700             12,160                    39                  65,027            64,915
       5                 13,561             13,449                    40                  67,493            67,381
       6                 14,448             14,336                    41                  70,033            69,920
       7                 15,362             15,249                    42                  72,649            72,536
       8                 16,303             16,190                    43                  75,343            75,231
       9                 17,272             17,159                    44                  78,119            78,006
       10                18,270             18,157                    45                  80,977            80,865
       11                19,298             19,185                    46                  83,922            83,809
       12                20,357             20,244                    47                  86,954            86,842
       13                21,448             21,335                    48                  90,078            89,965
       14                22,571             22,459                    49                  93,295            93,183
       15                23,728             23,616                    50                  96,609            96,497
       16                24,920             24,808                    51                 100,022            99,910
       17                26,148             26,035                    52                 103,538           103,426
       18                27,412             27,300                    53                 107,159           107,047
       19                28,714             28,602                    54                 110,889           110,776
       20                30,056             29,943                    55                 114,731           114,618
       21                31,438             31,325                    56                 118,688           118,575
       22                32,861             32,748                    57                 122,763           122,651
       23                34,326             34,214                    58                 126,961           126,849
       24                35,836             35,724                    59                 131,285           131,172
       25                37,391             37,279                    60                 135,738           135,626
       26                38,993             38,881                    61                 140,326           140,213
       27                40,643             40,530                    62                 145,050           144,938
       28                42,342             42,230                    63                 149,917           149,804
       29                44,092             43,980                    64                 154,929           154,817
       30                45,895             45,783                    65                 160,092           159,980
       31                47,752             47,640                    66                 165,410           165,298
       32                49,665             49,552                    67                 170,887           170,775
       33                51,670             51,557                    68                 176,529           176,416
       34                53,735             53,622                    69                 182,340           182,227
       35                55,862             55,749                    70                 188,325           188,213

The Surrender Value may be increased by interest credited at a higher rate. The values shown above are guaranteed surrender values. These values are based on a $10,000 initial Purchase Payment and subsequent Purchase Payments at the beginning of each year of $500 starting in year 2 and interest at the minimum guaranteed rate of 3.0%. In years where the end of year account value is less than $50,000, a $35 contract maintenance fee is deducted. No deduction has been made in the Table for any applicable premium taxes. This Table assumes that there are no partial withdrawals.